EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of GBank Financial Holdings Inc. of our report dated March 12, 2025, relating to the consolidated financial statements of GBank Financial Holdings, Inc., appearing in the Registration Statement (No. 333-285750) on Form S-1, as amended, of GBank Financial Holdings, Inc.

/s/ RSM US LLP

Las Vegas, Nevada

May 27, 2025